Free Writing Prospectus Filed Pursuant to Rule 433

To Prospectus dated November 1, 2023

Preliminary Prospectus Supplement dated May 20, 2024

Registration Statement File No. 333-275251

ELEVANCE HEALTH, INC.

Offering of:

$600,000,000 5.150% Notes due 2029 (the “2029 Notes”)

$1,000,000,000 5.375% Notes due 2034 (the “2034 Notes”)

$1,000,000,000 5.650% Notes due 2054 (the “2054 Notes”)

Pricing Term Sheet dated

May 20, 2024

The information in this pricing term sheet relates to the Offering and should be read together with the preliminary prospectus supplement dated May 20, 2024 (the “Preliminary Prospectus Supplement”), including the documents incorporated by reference therein and the related base prospectus dated November 1, 2023, filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended (Registration Statement File No. 333-275251). Terms used but not defined herein, with respect to the Offering, have the meanings ascribed to them in the Preliminary Prospectus Supplement.

Company	Elevance Health, Inc., an Indiana corporation

Ratings*	Baa2 / A / BBB+ (Moody’s / S&P / Fitch)

Pricing Date	May 20, 2024

Trade Date	May 20, 2024

Settlement Date	May 30, 2024 (T+7)

Aggregate Principal Offering Amount	$600,000,000 for the 2029 Notes $1,000,000,000 for the 2034 Notes $1,000,000,000 for the 2054 Notes

Maturity Date	June 15, 2029 for the 2029 Notes June 15, 2034 for the 2034 Notes June 15, 2054 for the 2054 Notes

Coupon (Interest Rate)	5.150% for the 2029 Notes 5.375% for the 2034 Notes 5.650% for the 2054 Notes

Price to Public (Issue Price)	99.975% of the principal amount for the 2029 Notes 99.928% of the principal amount for the 2034 Notes 99.595% of the principal amount for the 2054 Notes

Yield to Maturity	5.155% for the 2029 Notes 5.384% for the 2034 Notes 5.678% for the 2054 Notes

Spread to Benchmark Treasury	T + 70 basis points for the 2029 Notes T + 95 basis points for the 2034 Notes T + 110 basis points for the 2054 Notes

Benchmark Treasury	4.625% due April 30, 2029 for the 2029 Notes 4.375% due May 15, 2034 for the 2034 Notes 4.250% due February 15, 2054 for the 2054 Notes

Benchmark Treasury Price / Yield	100-23 3⁄4 / 4.455% for the 2029 Notes 99-17 / 4.434% for the 2034 Notes 94-22 / 4.578% for the 2054 Notes

Interest Payment Dates

June 15 and December 15, commencing December 15, 2024 for the 2029 Notes

June 15 and December 15, commencing December 15, 2024 for the 2034 Notes

June 15 and December 15, commencing December 15, 2024 for the 2054 Notes

Optional Redemption Provisions

For the 2029 Notes: Prior to May 15, 2029 (the date that is one month prior to the maturity date), make-whole call at Treasury rate plus 15 basis points; par call at any time on or after May 15, 2029.

For the 2034 Notes: Prior to March 15, 2034 (the date that is three months prior to the maturity date), make-whole call at Treasury rate plus 15 basis points; par call at any time on or after March 15, 2034.

For the 2054 Notes: Prior to December 15, 2053 (the date that is six months prior to the maturity date), make-whole call at Treasury rate plus 20 basis points; par call at any time on or after December 15, 2053.

Denomination	$1,000 and integral multiples of $1,000 in excess thereof

Day Count Convention	30/360

Payment Business Days	New York

CUSIP/ISIN Number	036752 AY9 / US036752AY95 for the 2029 Notes 036752 AZ6 / US036752AZ60 for the 2034 Notes 036752 BA0 / US036752BA01 for the 2054 Notes

Joint Book-Running Managers	BofA Securities, Inc. Deutsche Bank Securities Inc. U.S. Bancorp Investments, Inc.

Passive Book-Running Managers	Morgan Stanley & Co. LLC Wells Fargo Securities, LLC

Senior Co-Managers	Barclays Capital Inc. Citigroup Global Markets Inc. Goldman Sachs & Co. LLC J.P. Morgan Securities LLC Mizuho Securities USA LLC PNC Capital Markets LLC Truist Securities, Inc.

Junior Co-Managers	BNY Mellon Capital Markets, LLC Huntington Securities, Inc. UBS Securities LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

It is expected that delivery of the notes will be made against payment thereof on or about May 30, 2024, which will be the seventh business day following the pricing of the notes (such settlement being referred to as “T+7”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are generally required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the second business day preceding the settlement date will be required, by virtue of the fact that the notes will initially settle in T+7, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates (File No. 333-275251). Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and the Offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the Offering will arrange to send you the base prospectus and the Preliminary Prospectus Supplement if you request them by calling (i) BofA Securities, Inc. at (800) 294-1322, (ii) Deutsche Bank Securities Inc. at (800) 503-4611 or (iii) U.S. Bancorp Investments, Inc. at (877) 558-2607.

This communication should be read in conjunction with the Preliminary Prospectus Supplement and the accompanying base prospectus. The information in this communication supersedes the information in the Preliminary Prospectus Supplement and the accompanying base prospectus to the extent inconsistent with the information in the Preliminary Prospectus Supplement and the accompanying base prospectus.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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